EXHIBIT 99.1

PRESS RELEASE DATED AUGUST 10, 2011

[SPICY PICKLE LOGO]
    N E W S     R E L E A S E
Contact:      Janet Ryan 314-822-8860

                                                     Contact:                       Janet Ryan 314-822-8860
                                                                                                                                                       Priscilla Visintine 314-821-8232

Spicy Pickle Sandwich Company Opened Second Las Vegas Location
on Tuesday, August 9
Restaurant specializes in fresh-ingredient sandwiches, soups, salads and personal pizzas

LAS VEGAS – August 10, 2011 – Spicy Pickle Franchising, Inc. (OTCQB: SPKL) announced today the grand opening of a second Spicy Pickle® Sandwich Company location in Las Vegas.  The gourmet sandwich shop’s newest location is at 7271 Amigo Street, just south of McCarran Airport in the McCarran Business Center (off the 215 and Warm Springs Road at Amigo Street).The new store is destined to become the first choice for neighboring businesses and residents to go for lunch and dinner, as well as for catering.  Beginning in September, breakfast will also be available in the restaurant and as a catering option.

“We’re excited to introduce our second Spicy Pickle location to the Las Vegas area and believe the new location will be extremely popular since the area has a reputation for possessing a sophisticated food palate,” says Lynelle Robison, franchise owner of both Las Vegas area Spicy Pickle retaurants. “Our new location will offer the expansive menu and fresh ingredients our customers have come to expect.”

Spicy Pickle Sandwich Company specializes in fresh, gourmet-style offerings made with fine artisan breads, baked fresh daily, and piled high with top-quality meats. The menu offers a wide choice of eight cheeses, 22 toppings, and 14 proprietary spreads to create healthy, delicious panini and savory sandwiches with flavors from around the world. Additional menu offerings include home-style soups, flatbread pizza and salads.  Bread options from Grains of Montana are baked daily in the restaurant. These artisan breads are made from spring wheat flower grown and harvested on family farms in Montana and offer customers a healthy, delicious base for Spicy Pickle’s dynamic sandwich combinations.

"There's a niche here that we're catering to," says Robison, a longtime Las Vegan who has over 20 years of experience in the service and real estate industries In Las Vegas. "Our customers know that when they order a sandwich here, it will be made to order and prepared with top-quality, fresh ingredients. In addition, our unparalled customer service sets us apart.”

A firm believer in giving back to the community, Robison supports area schools, churches and other nonprofit organizations. A sampling of her charitable support includes working with the National Multiple Sclerosis Society, Boys Scouts of America, the Church at South Las Vegas, the Henderson International School, Clark County Schools and JYD projects to name a few.
In the next few years, Robison plans to open other Spicy Pickle locations throughout the Las Vegas area and will continue her community outreach efforts and partnerships.

A private pre-opening charity event will was held the evening of Monday, August 8.  All proceeds are going to the JYD Project, a non-profit organization guided by leaders in education, business and community development who generously give their time and resources in support of the JYD Project’s mission: “To Build Community and Change Lives.”  The JYD Project Ambassador is Jerome Williams, retired player from the NBA’s Toronto Raptors and NBA Global Ambassador.  Williams, who was at the pre-opening event, is dedicated to youth education and physical fitness and has run programs for the past 10 years through the Jerome Williams Academy which features the JYD basketball bootcamp, the NBA Legends Championship Clinic, and a series of youth-focused programs focused on global citizenship, protocol, etiquette, frugal finance for high schoolers, motivational-speaker seminars, sports-career training and entertainment.

The new Spicy Pickle location is just south of McCarran Airport at 7271 Amigo Street (702-263-4350).  It is located in the McCarran Business Center off the 215 and Warm Springs Road at Amigo Street.  The Spicy Pickle restaurant is open from 11am - 7pm Monday through Friday; 10am – 6pm on Saturday; and 10am - 4pm on Sunday.

The first Las Vegas Spicy Pickle restaurant is located at 9985 S. Eastern Avenue (702-485-5907) and is open from 10am - 8pm Monday through Friday; 10 pm – 7 pm pn Saturday; and 10am - 5pm on Sunday.   For additional information, visit www.spicypickle.com or call 303-297-1902.

ABOUT SPICY PICKLE®:
Founded in 1999, Spicy Pickle Franchising, Inc. (OTCQB: SPKL) serves high quality meats and fine artisan breads baked fresh daily, along with a wide choice of eight cheeses, 22 toppings, and 14 proprietary spreads to create healthy, delicious panini and sub sandwiches with flavors from around the world. As a leading "fast-casual" concept, Spicy Pickle® restaurants offer menu items that are far beyond traditional fast food without the price points of casual dining. The hallmark of a Spicy Pickle restaurant is great food and quality service in an enjoyable atmosphere. The company is headquartered in Denver, Colorado, with 29 restaurants in 9 states. A Spicy Pickle Franchising subsidiary owns and operates, as franchisor, the BG Urban Café brand in British Columbia, Canada. BG Urban Café locations serve coffee, pastries, breakfast items, lunch, dinner and a wide variety of desserts. For more information visit http://www.spicypickle.com.

FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including statements regarding the number of restaurants we intend to open, are forward-looking statements. We use words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified franchisees and employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our franchisees and employees, and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports.

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